SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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(Amendment No.     )

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EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 16, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about changes to a sub-adviser of the EQ/BlackRock International Value Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or you can view, print, and download a copy of the Trust’s Prospectus at the Trust’s website at axa-equitablefunds.com.

AXA Equitable Life Insurance Company (“Manager” or “AXA Equitable”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Co-Distributors for the Trust’s shares and are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a meeting of the Board of Trustees of the Trust held on December 7-8, 2010, the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Investment Manager, the Advisers or the Distributors (“Independent Trustees”), unanimously approved the Investment Manager’s proposals to restructure the Portfolio to a multiple-adviser structure. The Portfolio will seek to achieve its investment objective by investing in a variety of equity securities and exchange-traded funds (“ETFs”). A portion of the Portfolio’s assets will be managed in a concentrated actively managed style (“Active Allocated Portion”) while another portion of the Portfolio is managed in a passively managed style that seeks to replicate an appropriate broad-based index (“Index Allocated Portion”). The Portfolio may also invest up to 10% of its assets in ETFs. In connection with these changes, the management fee paid by the Portfolio will be reduced. The Board of Trustees also approved the Portfolio’s name change to “EQ/International Value PLUS Portfolio” effective May 1, 2011.

In connection with these approvals, the Board of Trustees, and separately, the Independent Trustees, unanimously approved the Manager’s proposals to:

(1)	Replace BlackRock International Limited (“BlackRock International”), the existing sub-adviser to the Portfolio with Northern Cross, LLC (“Northern Cross”) and BlackRock Investment LLC (“BlackRock Investment”) (collectively, the New Advisers”) effective February 1, 2011.

(2)	Approve (i) a New Investment Advisory Agreement effective February 1, 2011, between AXA Equitable and Northern Cross, with respect to the Active Allocated Portion of the Portfolio and (ii) an amendment effective February 1, 2011 to the Investment Advisory Agreement between AXA Equitable and BlackRock Investment dated May 27, 2009, with respect to the Index Allocated Portion, (each an “Investment Advisory Agreement”).

The Board of Trustees ratified these approvals at a special telephone meeting of the Board of Trustees on January 13, 2011 after the completion of appropriate due diligence by the Manager and completion of documentation required by the Board to approve the Investment Advisory Agreements.

The Board also approved the termination of the existing advisory agreement between AXA Equitable and BlackRock International dated June 2, 2009 (“Existing Advisory Agreement”) effective February 1, 2011.

Factors Considered by the Board

The Board considered recent changes to the personnel managing the Portfolio at BlackRock International. In approving the Investment Advisory Agreements, the Board of Trustees considered the overall fairness of the Agreements and whether the Agreements were in the best interest of the Portfolio. The Board further considered factors it deemed relevant with respect to the Portfolio, including: (i) the nature, quality and extent of the services expected to be provided by each New Adviser and their affiliates to the Portfolio; (ii) the performance of each New Adviser’s comparable accounts as compared to an appropriate benchmark as well as the Portfolio’s historical performance; (iii) the level of the advisory fees; (iv) the anticipated effect of growth and size on the Portfolio’s performance and expenses; and (v) ‘fall out’ benefits to be realized by each New Adviser and its respective affiliates (i.e., any direct or indirect benefits to be derived by each New Adviser and its respective affiliates from their relationships with the Trust). In considering the Investment Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have contributed different weight to each factor.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting, from the Manager and each New Adviser regarding the factors set forth above and met with senior representatives of the Manager to discuss the Investment Advisory Agreement. The Board received, and primarily considered, the most current information available at the time of the meeting and also took into account the totality of the performance, fee, expense and other information regarding the Portfolio provided to them on a periodic basis throughout the year. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreements. The Independent Trustees also met separately without management present in executive session during the meeting to review the information provided.

In considering the approval of the Investment Advisory Agreements, the Board considered each New Adviser’s experience in serving as an investment adviser for portfolios and accounts similar to the Portfolio. The Board also noted the responsibilities of each New Adviser to the Portfolio. In particular, the Board considered that each New Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing all orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing related administrative functions. In addition, the Board reviewed requested information regarding, among other things, each New Adviser’s investment process and the background of each portfolio manager who would continue to provide services to the Portfolio.

As part of its evaluation of each New Adviser’s compensation, the Board also considered other benefits that may be realized by each New Adviser and its affiliates from their relationships with the Trust. The Board noted that each New Adviser, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. The Board received information regarding each New Advisers procedures for executing portfolio transactions for the Portfolio and each New Adviser’s policies and procedures for the selection of brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board considered that each New Adviser may be affiliated with registered broker-dealers, who may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that each New Adviser or its affiliates may sell, and earn sales commissions and other compensation with respect to, insurance products issued by the Manager or its affiliates and that the proceeds of those sales may be invested in the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and each New Adviser in connection with the services provided to the Trust and the various relationships that each New Adviser and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of a New Adviser having responsibility for multiple accounts (including the Portfolio), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where an Adviser has a greater financial incentive, such as a performance fee account.

Based on these considerations, the Board of Trustees was satisfied, with respect to the Portfolio, that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of each New Adviser’s services; (2) the New Adviser’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; (3) the performance of the Portfolio has been reasonable in relation to the performance of a relevant benchmark for the periods for which information was reviewed; and (4) the performance of the New Adviser’s similar accounts generally was reasonable in relation to the performance of their benchmark and/or peer group. Based on the foregoing and the more detailed information provided at the meeting, the Board of Trustees, including the Independent Trustees, unanimously approved each Investment Advisory Agreement.

Information Regarding the Investment Advisory Agreement

Each New Investment Advisory Agreement serves to appoint each New Adviser as an investment adviser to the Portfolio subject to all of the terms and conditions of each respective Investment Advisory Agreement.

Each New Investment Advisory Agreement provides that it will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. Each New Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and the New Adviser, or by AXA Equitable or the New Adviser on at least sixty days’ written notice to the Trust and the other party. Each New Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

Each New Investment Advisory Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to AXA Equitable or the Trust.

Under the Existing Advisory Agreement, BlackRock International received an advisory fee equal to an annual rate of 0.44% of the average daily net assets of the Portfolio’s average daily net assets up to and including $100 million; 0.42% of the Portfolio’s average daily net assets in excess of $100 million up to and including $300 million; 0.40% of the Portfolio’s average daily net assets in excess of $300 million up to and including $500 million; 0.375% of the Portfolio’s average daily net assets in excess of $500 million up to and including $1 billion and 0.35% in excess of $1 billion. For the fiscal year ended December 31, 2010, BlackRock International received $5,663,645 in advisory fees with respect to the Portfolio. The Existing Advisory Agreement was last approved by the Board at a meeting held on July 13-14, 2010.

For its services to the Portfolio, Northern Cross will receive an advisory fee based on the average daily net assets of the Portfolio. The advisory fee payable to Northern Cross is 0.55% of the Active Allocated Portion’s average daily net assets up to and including $1 billion; and 0.50% of the Active Allocated Portion’s average daily net assets in excess of $1 billion.

For its services to the Portfolio, BlackRock Investment will receive an advisory fee based on the aggregated net assets of a number of Portfolios or allocated portions of a Portfolio managed by AXA Equitable for which BlackRock Investment serves as an Adviser (“BlackRock Portfolios”). AXA Equitable pays BlackRock Investment an advisory fee equal to 0.075% of the BlackRock Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the BlackRock Portfolios average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the BlackRock Portfolios’ average daily net assets in excess of $10 billion. The assets in the Portfolio’s Index Allocated Portion will be included with those of the BlackRock Portfolios’ for purposes of calculating the fee payable to BlackRock Investment.

Had the new Investment Advisory Agreements been in effect during the fiscal year ended December 31, 2010, Northern Cross would have received $2,445,504 and BlackRock Investment would have received $781,297. In the aggregate, these fees are 43% less than the advisory fee paid to BlackRock International.

Information Regarding Northern Cross, LLC

Northern Cross is located at 125 Summer Street, Suite 1400, Boston, Massachusetts 02110. Northern Cross serves an adviser for institutional clients and as subadviser for mutual funds and annuity contracts. As of September 30, 2010, Northern Cross had approximately $31.9 billion in assets under management.

Founding members of Northern Cross who are also its owners are: Edward E. Wendell, Jr., James LaTorre, CFA, Howard Appleby, CFA, and Jean-Francois Ducrest. The business address of each of these individuals is. c/o Northern Cross, 125 Summer Street, Suite 1400, Boston, Massachusetts 02110.

Comparable funds advised by Northern Cross include the following portfolios for which Northern Cross receives the corresponding advisory fees:

Portfolio	Advisory Fee	Assets Managed by Northern Cross As of December 31, 2010 (000)
Client A	0.55% on the first $1 Billion of assets, 0.50% on the next $1 Billion of assets, 0.40% on the next $9 Billion of assets, 0.35% on the next $24 Billion of assets, 0.34$ on the next $20 Billion of assets, and 0.33% on assets thereafter	$32,697,663
Client B	0.55% on the first $100 Million of assets 0.45% on assets thereafter	$203,486
Client C	0.60% on the first $500 Million of assets, 0.55% on assts thereafter	$60,083
Client D	0.60% on the first $500 Million of assets, 0.55% on assets thereafter	$19,854

As an Adviser to the Portfolio, Northern Cross will provide the Active Allocated Portion of the Portfolio with investment research, advice and supervision and will manage the Active Allocated Portion’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus.

The Active Allocated Portion primarily invests in common stocks, but it also may invest in other equity securities that the Adviser believes provide opportunities for income accompanied by growth of capital. As the Adviser to the Active Allocated Portion, Northern Cross will seek to invest in securities of foreign companies including companies in emerging market countries that have a market capitalization in excess of $1 billion at the time of purchase.

In choosing investments for the Active Allocated Portion, the Adviser utilizes a bottom up investment approach to analyze investment opportunities and in conjunction with a top down investment theme to look for what it believes to be truly undervalued companies.

As part of its investment process the Adviser to the Active Allocated Portion considers the following factors:

•	the selection of stocks with strong and sustainable market positions;

•	undervalued assets and franchise value;

•	secular trends which drive market expansion

•	an understanding of the country, its culture and stock market environment; and

•	on-the-ground regional research.

As part of its selection process, Northern Cross looks for companies that exhibit value characteristics which include low price/earnings multiples relative to other investment opportunities; and above average, long-term earnings expectation that is not reflected in the price.

Under normal circumstances, Northern Cross invests in at least ten foreign markets to seek to ensure diversification.

Information regarding each of the Northern Cross portfolio managers is set forth below:

Howard Appleby, Principal and Portfolio Manager of Northern Cross from 2003 to present.

Jean-Francois Ducrest, Principal and Portfolio Manager of Northern Cross from 2003 to present.

James Latorre, Principal and Portfolio Manager of Northern Cross from 2003 to present.

Edward E. Wendell, Jr., Principal and Portfolio Manager of Northern Cross from 2003 to present.

Information Regarding BlackRock Investment Management LLC

BlackRock Investment is located at P.O. Box 9011, Princeton, New Jersey 08543-9011, is a subsidiary of BlackRock, Inc. (“BlackRock”).

Members of the Board of Directors of BlackRock are Laurence D. Fink, Chief Executive Officer and Chairman, Robert S. Kapito, President and Director, Robert P. Connolley, General Counsel and Managing Director, Bartholomew A. Battista, Chief Compliance Officer and Director, Laurence J. Carolan, Managing Director and Director, John P. Moran, Managing Director and Director, Ann M. Petach, Chief Financial Officer and Managing Director, Susan L. Wagner, Chief Operating Officer and Paul L. Audet, Managing Director and DirectorGregory Mark Armour, Director, Co-President & Chief Executive Officer; Philip Taylor, Director, Co-President & Co-Chief Executive Officer; Michael Loren Starr, Director & Chief Financial Officer; Michael Kevin Carome, Director & Secretary. The business address of each of these individuals is 40 East 52nd Street, New York, New York 10022.

Comparable funds or allocated portions advised by BlackRock include the following portfolios for which BlackRock receives the corresponding advisory fees:

Portfolio	Advisory Fee	Assets Managed by BlackRock As of December 31, 2010 (000)
AXA Tactical Manager International Portfolio – I	0.075% of the BlackRock Portfolios’ average daily net assets up to and including $5 Billion; 0.055% of the BlackRock Portfolios’ average daily net assets over $5 billion and up to and including $10 billon; 0.05% of the BlackRock Portfolios’ average daily net assets over $ 10 billion	$291,891,814.88
ATM International Portfolio		$1,895,864,193.77
EQ/Templeton Global Equity		$182,177,741.49
EQ/Global Multi-Sector Equity		$1,011,967781.52
EQ/International Core PLUS		$836,121,814.07

As an Adviser to the Portfolio, BlackRock Investment will provide the Index Allocated Portion of the Portfolio with investment research, advice and supervision and will manage the Index Allocated Portion’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. In particular, BlackRock Investment will invest in common and preferred stock of mid-and large-size companies and convertible securities across a broad range of industries. Information regarding each of the BlackRock Investment portfolio managers is set forth below.

Debra L. Jelilian, has been a Managing Director of BlackRock, Inc. since 2009. She was a Director of BlackRock from 2006 to 2009 and a Director of Merrill Lynch Asset Management from 1999 to 2006. Ms. Jelilian has more than five years of portfolio management responsibility.

Edward Corallo, has been a Managing Director of BlackRock, Inc. since 2009. He was a principal of Barclay’s Global Investors from 1998 to 2009. Mr. Corallo has more than five years of portfolio management responsibility.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2010, the Portfolio did not make payments to affiliated broker-dealers.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of January 31, 2011. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of January 31, 2011, the Trustees and Officers of the Trust owned in the aggregate less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of January 31, 2011:

Shareholder	Number of Shares Owned/Class	Percentage of Portfolio
AXA Moderate Allocation Portfolio	31,425,451.5 (Class IA Shares)	23.889%
AXA Moderate-Plus Allocation Portfolio	31,425,451.50 (Class IA Shares)	40.499%
AXA Aggressive Allocation Portfolo	31,425,451.50 (Class IA Shares)	23.412%

A copy of the Trust’s 2010 Annual Report is enclosed.